Exhibit 99.1
April 22, 2008
Eiger Holdco, LLC
301 Commerce Street, Suite 1600
Fort Worth, Texas 76102
Ladies and Gentlemen:
     You have advised us that Eiger Holdco, LLC (“Parent”) is entering into an agreement to acquire Industrial Distribution Group, Inc., a Delaware corporation (the “Company”), by merging Eiger Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (the “Sub”), with and into the Company whereby the Company will become a wholly-owned subsidiary of Parent (such transaction being hereinafter referred to as the “Merger”). In connection with the Merger, LKCM Private Discipline Master Fund, SPC (the “Investor”) is pleased to confirm that it commits to provide or cause to be provided to Parent, in exchange for its membership interests and on the terms and subject to the conditions set forth herein, cash in an amount equal to the Merger Consideration (the “Equity Financing Amount”) for purposes of the Merger. Further, the Investor confirms that in the event the Merger Agreement (defined below) is terminated and the “Parent Termination Fee” and an amount equal to the “Platinum Fee” become payable pursuant to Section 8.03(e) thereof, it commits to provide or cause to be provided to the Parent $7.3 million (“Termination Fee Amount”).
     1. Conditions. Our commitment to provide the Equity Financing Amount hereunder is subject to the satisfaction of all conditions to the closing of the Merger contained in the Agreement of Merger of even date herewith by and among Parent, the Sub and the Company (the “Merger Agreement”) which are for the benefit of Parent and the Sub (including those conditions which are for the benefit of all of the parties to the Merger Agreement). Our commitment to provide the Termination Fee Amount hereunder is subject to the satisfaction of those conditions set forth in Section 8.03(e) of the Merger Agreement.
     2. Duration of this Letter. This letter and the commitments contained herein shall terminate upon the earlier of (a) the consummation of the Merger and (b) the termination of the Merger Agreement in accordance with its terms, except for the obligation to pay the Termination Fee Amount if applicable, in which event this letter and the commitments contained herein shall terminate upon payment of the Termination Fee Amount. Upon any such termination of this letter, any obligations hereunder will terminate and no party shall have any liability whatsoever to any other party, except for any liability arising out of any breach hereof occurring prior to such termination.
     3. Delegation. We expressly reserve the right to delegate the performance of our obligations hereunder to one or more of our affiliates or direct or indirect wholly-owned subsidiaries, provided that we agree that no such delegation shall relieve us of our obligations hereunder.
     4. Publicity. Any publicity relating to our equity financing or involvement in the Merger and the method of its release shall be subject to our prior approval.
     5. Effect of this Letter. Paragraphs 4, 5 and 7-9 of this letter shall survive any termination of this letter.
     6. Amendments. No amendment, waiver or modification of any provision of this letter shall become effective unless the same shall be in writing and signed by each of the parties hereto.
     7. Liability. Notwithstanding anything that may be expressed or implied in this letter, no person, other than the Investor, shall have any obligation hereunder and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any current or future officer, agent, employee or equityholder of the Investor or any current or future director, officer, employee, general or limited partner, equityholder, member, affiliate or assignee of any of the foregoing (collectively, the “Investor Parties”), or by virtue of any statute, regulation or other applicable law, it being expressly acknowledged and agreed that no personal liability shall attach to, be imposed on, or otherwise be incurred by, any Investor Party for any obligations of the Investor under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or their creation. Under no circumstances will (i) the aggregate liability of the Investor under this letter agreement exceed the Equity Financing Amount or (ii) the obligation to provide the Equity Financing Amount be enforceable by way of specific performance.
     8. Governing Law. This letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     9. Counterparts. This letter may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.
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[Signature Page to Equity Commitment Letter]

Very truly yours,

LKCM Private Discipline Master Fund, SPC

By:	LKCM Private Discipline Management, L.P.,
its manager

By:	LKCM Alternative Management, LLC,
its general partner

By:	/s/ J. Bryan King
Name: J. Bryan King
Title: President

[Signature Page to Equity Commitment Letter]
Accepted and Agreed,
this 22nd day of April, 2008

EIGER HOLDCO, LLC

By:	/s/ J. Bryan King

Name: J. Bryan King
Title: President